Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

August 17, 2011

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors

ePhoto Image, Inc.

Shunyi County, Beijing, China

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report under the Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by ePhoto Image, Inc. of our report dated August 16, 2011, relating to the financial statements of ePhoto Image, Inc., a Nevada Corporation, as of and for the years ending April 30, 2011 and 2010 and for the period from September 30, 2007 (date of inception) to April 30, 2011.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC